EMPLOYMENT AGREEMENT

    THIS AGREEMENT (the “Agreement”) is made on August 5, 2016 by and between INTEGER HOLDINGS CORPORATION, a Delaware corporation, with an office at 2595 Dallas Parkway, Suite 310, Frisco, Texas 75034 (the "Corporation") and THOMAS J. HOOK (the "Executive").

     Introductory Statement. The Executive has served as President and Chief Executive Officer of the Corporation since August 8, 2006. The Corporation and the Executive entered into an Employment Agreement on August 5, 2013, the term of which expires on August 4, 2016 (the “OEA”). The Corporation now desires to secure the future services of the Executive as President and Chief Executive Officer of the Corporation and the Executive desires to accept such employment upon the terms and conditions contained in this Agreement. Therefore, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

    1. Term of Employment.

    1.1 Initial Term. Subject to the terms and conditions set forth in this Agreement, the Corporation hereby agrees to continue to employ the Executive for the period beginning on the Effective Date of this Agreement and ending on August 4, 2017 (the "Initial Term"), or until earlier terminated as provided herein.

    1.2 Effective Date. The Effective Date of this Agreement is August 5, 2016. This Agreement amends and restates in its entirety the OEA.

1.3 Extensions. The Agreement will be automatically extended beyond the Initial Term of the Agreement for successive renewal terms of one year each (subject to written modifications acceptable to both parties), subject to the review and consents of the Compensation and Organization Committee of the Board of Directors of the Corporation (the “Compensation Committee”) and the Executive, which consents must be given no later than six (6) months prior to the expiration of the term, unless either the Corporation or the Executive gives timely notice to the other party that the term of the Agreement will not be so extended beyond the Initial Term or any such renewal term (the Initial Term and any renewal terms sometimes collectively referred to herein as the “Term”). Notice of non-renewal under this Section, whether given by the Corporation or the Executive, must be given not later than six (6) months prior to the expiration of the Initial Term or any one-year renewal term hereunder.

    2. Employment; Duties.

     Subject to the formal election by the Board of Directors of the Corporation (the "Board") in the exercise of its judgment, the Corporation does hereby employ the Executive, and the Executive does hereby accept continued employment by the Corporation, as President and Chief Executive Officer ("CEO") of the Corporation. As an executive officer of the Corporation, the Executive will perform his duties and discharge his responsibilities in accordance with the by-laws of the Corporation and as the Board from time to time reasonably directs, recognizing the nature and scope of the Executive's employment. Subject to yearly election by the Board, it is contemplated that the Executive will continue to be elected to the position of President and CEO of the Corporation during the term of this Agreement.

The Executive agrees to perform his duties and discharge his responsibilities in a faithful manner and to the best of his ability. The Executive agrees to devote his full business time and attention to the supervision and conduct of the business and affairs of the Corporation and to faithfully and to the best of his ability promote the interests of the Corporation. The Executive further agrees that he will engage in no outside business concerns or activities, and will not accept other gainful employment, without the Corporation's written consent. The Corporation hereby acknowledges and consents to the Executive continuing to serve on any Boards of Directors on which he currently serves, and on the Boards of other nonprofit or charitable organizations, provided that the Executive agrees not to serve concurrently on the Board of Directors of more than one publicly held company during the term of the Agreement.

    3. Compensation and Other Benefits.

    3.1 Base Salary. So long as the Executive is employed by the Corporation pursuant to this Agreement, the Corporation agrees that the Executive will receive a base salary earned and payable in bi-weekly installments. As of the Effective Date, the base salary is $800,000 per year.

    The Compensation and Organization Committee of the Board (the "Compensation Committee"), with the concurrence of the Board, will in good faith review the performance and salary of the Executive on an annual basis, and will consider appropriate increases in his salary based on individual performance, the value of the Executive to the Corporation, pay practices for comparable performance in the industry, and the successful achievement of agreed upon operating objectives. The review will be made as soon as practicable after the audited financial statements of the Corporation for the past year are available, and any salary increase authorized by the Compensation Committee will be effective at the time specified by the Committee.

    3.2 Incentive Awards. During the term of the Executive's employment under this Agreement, the Executive will be eligible to receive cash-based and stock-based incentive awards under the terms of the Corporation's incentive award programs and equity plans for executives as in effect during the term of the Agreement. Incentive and equity-based plans applicable to the Executive in effect as of the Effective Date are listed in Appendix A to this Agreement. Any amount payable under this Agreement that is subject to recovery under any applicable law, government regulation or rule or listing standard of any stock exchange, will be subject to such deductions and clawback as may be required to be made pursuant to such applicable law, government regulation or rule or listing standard of any stock exchange (or any policy adopted by the Corporation pursuant to any such applicable law, government regulation or rule or listing standard of any stock exchange).

    3.3 Other Benefits. During the term of this Agreement, to the extent permitted by law and the terms of the applicable plan, policy or program, the Executive will be entitled to participate in any health and medical benefit plans, any pension, profit sharing and retirement plans and any insurance policies or programs from time to time generally offered to the executive officers of the Corporation. These plans, policies and programs are subject to change at the sole discretion of the Corporation. The Executive will also receive all benefits provided for the executive officers of the Corporation that may be authorized from time to time by the Board in its sole discretion. Benefits provided under this Section include, but are not limited to, the following:

(a) Life Insurance. Throughout the term of this Agreement, the Corporation will provide and maintain, at the Corporation's sole expense, term life insurance with a total face value of not less than

$5,000,000 on the life of the Executive. The death beneficiary with respect to the life insurance will be the person or entity designated by the Executive in his sole discretion. This amount includes (and is not in addition to) any insurance that may be provided generally to executive officers. The Executive will be entitled, at his discretion and expense, to exercise any conversion rights available under the policy.

     (b) Paid Time Off. The Executive will receive paid time off each calendar year in accordance with and subject to the Corporation’s paid time off policy, at such times as agreed upon by the Corporation.

     (c) Disability. The Executive will continue to be eligible to participate in the executive class long term disability program available to executives of the Corporation (currently provides coverage at level equal to 60% of the Executive’s total cash compensation).

     (d) Executive Physical Exam. The Corporation will continue to provide to the Executive, at the Corporation's sole expense, an annual comprehensive physical exam, as provided under the Corporation's Key Management Physical Examination Program.

    (e) Tuition Reimbursement. The Executive will be eligible for benefits under the Corporation's Dependent College Tuition Reimbursement Policy as it was in effect pre-January 1, 2003 except that beginning with the 2014 calendar year (a) the maximum amount of benefits the Executive can receive under the policy in any calendar year shall be ten percent (10%) of the Executive’s base salary (as in effect for such year) and (b) the benefits so received shall be included in the Executive’s total cash and total direct compensation for purposes of the Corporation’s annual review of the competitiveness of its executive compensation.

    (f) Change of Control Policy. The Executive will continue to be covered under the Amended and Restated Change of Control Agreement between the Executive and the Corporation, dated on or about August 5, 2016 (the "Change of Control Agreement"), as it may be further amended from time to time by agreement of the parties.

3.4 Withholding. The Corporation will deduct or withhold from salary payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable law now in effect or that may become effective during the term of the Agreement (including but not limited to Social Security contributions and income tax withholdings).

    4. Reimbursement for Expenses.

    The Corporation will reimburse the Executive for expenses that the Executive may from time to time reasonably incur on behalf of and at the request of the Corporation in the performance of his responsibilities and duties under this Agreement, provided that the Executive is expected to exercise reasonable and prudent expense control practices that are subject to audit by a designated representative of the Compensation Committee.

    5. Death or Permanent Disability of Executive.

    5.1 Permanent Disability. If the Executive’s employment is terminated by the Corporation on account of the Executive’s permanent disability during the term of this Agreement, the Corporation will provide the following compensation and benefits to the Executive:

    (a) Salary. A lump sum payment, within 30 days of Executive’s termination, in an amount equal to the Executive’s annual base salary in effect under Section 3.1 on the date of his termination.

     (b) Benefits. To the extent permissible, all benefits provided under Section 3.3 (other than health and welfare benefits and any benefits described subsections (b) and (f)) of this Agreement will continue to be provided to the Executive for a period of one year from the date of Executive’s termination. The Corporation will make a lump sum payment to Executive, within 30 days of Executive’s termination, in an amount equal to the Corporation’s contributions for 12 months towards health and medical benefits for Executive (and any covered spouse or dependent of Executive) and any other benefits described in Section 3.3 (other than the benefits described in subsections (b) and (f)) for which benefits could not be continued following the Executive’s termination (in each case, at the contribution rate then in effect on the date of termination).Notwithstanding the foregoing, in accordance with Part 6 of Title I of ERISA, the Executive and the Executive’s qualified beneficiaries will be eligible to elect COBRA continuation coverage in the Corporation’s group health plans in connection with the Executive’s termination of employment from the Corporation.

     (c) Equity Awards/Stock Options/Corporation Stock.

(1)
All stock options, restricted stock and/or other equity-based awards granted to the Executive which vest based on the passage of time which have not yet vested on the date the Executive is terminated on account of Executive’s permanent disability, will become fully vested on the date the Executive’s employment is terminated.

(2)
All stock options, restricted stock and/or other equity-based awards granted to the Executive which vest based on achievement of performance metrics with respect to which the Executive has not yet vested on the date Executive is terminated on account of Executive’s permanent disability will continue in effect and will become vested to the extent provided for in the plan or award agreement under which such awards are granted.

    5.2 "Permanently Disabled." For purposes of this Agreement, the Executive will be "permanently disabled" if he is determined to be permanently disabled for purposes of any disability insurance policy maintained by the Corporation that covers the Executive. If the Corporation maintains no such policy, the Executive will be "permanently disabled" if he has a disability because of which the Executive is physically or mentally unable to substantially perform his regular duties as President or CEO for a sufficiently long period of time such that the business of the Corporation could be materially adversely affected. Any question as to the existence, extent or potentiality of disability of the Executive upon which the Executive and the Corporation cannot agree will be determined by a qualified independent physician jointly selected by the Executive and the Corporation (or if the Executive is unable to make such a selection, it will be made by an adult member of his immediate family). The determination of the physician, made in writing to the Corporation and to the Executive, will be final and conclusive for all purposes of this Agreement. In the event the Executive is permanently disabled, the Executive will cease to be employed on the last day of the month in which the Executive is determined to be permanently disabled for purposes of any disability insurance policy maintained by the Corporation that covers the Executive, the Executive's permanent disability is determined by written agreement of the Executive and the Corporation, or the written determination of a physician, as the case may be.

    5.3 Death. If the Executive dies during the term of this Agreement, the Corporation will pay to the Executive's spouse, if surviving, or legal representatives the following compensation and benefits:

    (a) Salary. A lump sum payment, within 30 days of Executive’s death, in an amount equal to the Executive’s annual base salary in effect under Section 3.1 on the date of his termination.

    (b) Benefits. A lump sum payment, within 30 days of Executive’s Death, in an amount equal to the Corporation’s contributions for 12 months towards health and medical benefits for any covered spouse or dependent of Executive at the contribution rate then in effect on the date of Executive’s death. Notwithstanding the foregoing, in accordance with Part 6 of Title I of ERISA, the Executive’s qualified beneficiaries will be eligible to elect COBRA continuation coverage in the Corporation’s group health plans in connection with the Executive’s death.     (c) Equity Awards/Stock Options/Corporation Stock.

(1)
All stock options, restricted stock and/or other equity-based awards granted to the Executive which vest based on the passage of time which have not yet vested on the date of the Executive’s death, will become fully vested on the date of the Executive’s death.

(2)
All stock options, restricted stock and/or other equity-based awards granted to the Executive which vest based on achievement of performance metrics with respect to which the Executive has not yet vested on the date of Executive’s death will continue in effect will become vested to the extent provided for in the plan or award agreement under which such awards are granted.

     6. Termination of Employment.

6.1 Termination Without Cause. If, at any time prior to termination of this Agreement, the Corporation terminates the Executive's employment other than for cause (as defined in Section 6.4), the Corporation will provide the Executive with the following payments and benefits:

     (a) Salary. A lump sum payment, within 30 days of termination, in an amount equal to the Executive's annual base salary in effect under Section 3.1 on the date of his termination.

     (b) Severance. A lump sum payment, within 30 days of termination, in an amount equal to 100% of the Executive's annual base salary in effect at the time of termination.

    (c) Equity Awards/Options/Corporation Stock.

(1)
All stock options, restricted stock and/or other equity-based awards granted to the Executive which vest based on the passage of time which have not yet vested on the date of the Executive’s termination without cause, will become fully vested on the date of the Executive’s termination without cause.

(2)
With respect to all stock options, restricted stock and/or other equity-based awards granted to the Executive which vest based on achievement of performance metrics with respect to which the Executive has not yet vested on the date of Executive’s termination without cause (“Termination Date”), they will continue in effect, and be eligible for vesting after such termination of employment based on the achievement of the performance metrics to the extent (if any) that the plan or award agreement under which such awards so provides and provided that, for any such awards that do vest after such termination without cause, the Executive shall be entitled only to the Pro-Rata Performance Amount. As used in this Agreement, the “Pro-Rata Performance Amount” shall be equal to the sum of: (i) (A) the number of options or restricted shares (or other equity awards) which vest on the subsequent achievement of the performance metric for the performance period ending in the calendar year in which such Termination Date occurs, multiplied by: (B) a fraction, the numerator of which is equal to the number of full and partial calendar months which have elapsed in such performance period through such Termination Date, and the denominator of which is thirty-six (36); and (ii) (A) the number of options or restricted shares (or other equity awards) which vest on the subsequent achievement of the performance metric for the performance period ending in the calendar year following the calendar year in which such Termination Date occurs, multiplied by: (B) a fraction, the numerator of which is equal to the number of full and partial calendar months which have elapsed in such performance period through such Termination Date, and the denominator of which is thirty-six (36); and (iii)(A) the number of options or restricted shares (or other equity awards) which vest on the subsequent achievement of the performance metric for the performance period ending in the second calendar year following the calendar year in which such Termination Date occurs, multiplied by: (B) a fraction, the numerator of which is equal to number of full and partial calendar months which have elapsed in such performance period through such Termination Date, and the denominator of which is thirty-six (36). If the performance period with respect to an award is a period other than thirty-six (36) months, the calculation of the Pro-Rata Performance Amount will be calculated in a manner similar to the above with the denominator being the number of months in the performance period.

(3)
For the purposes of clause (2) above, a partial calendar month shall be taken into account as a fraction of a month, the numerator of which is equal to the number of days which have elapsed in such calendar month through the Executive’s Termination Date, and the denominator of which is the total number of days in such calendar month. The Corporation shall notify the Executive of the number of options or restricted shares (or other equity awards) which vested at such time as awards for the plan year are generally determined to executives who are actively employed by the Company.

    6.2 Termination With Good Reason.

    (a) Reduction in Duties/Compensation. The Corporation will not (i) materially reduce the Executive's authority, duties, or responsibilities under the Agreement, (which would include, but not be limited to, requiring the Executive to report to a corporate officer instead of directly to the Board of the Corporation), or (ii) materially reduce the Executive’s base salary (each such event a "Reduction Event"). In addition, (i) a material change in the geographic location of the headquarters of the Company at which the Executive must perform his duties, or (ii) the Company’s material breach of the terms of this Agreement will constitute a Reduction Event. The Executive at any time during the 90-day period following a Reduction Event may provide notice to the Company of the occurrence of a Reduction Event and, if Company does not remedy the Reduction Event within 30-days of the notice, the Executive may voluntarily terminate his employment and receive the payments and benefits described in paragraph (c) below.

    (b) Material Breach by the Corporation. If (i) there is a material breach by the Corporation of this Agreement (i) and Executive provides notice of such breach within 90-days of its occurrence, and (iii) the Corporation fails to cure such breach within 30 days after its receipt of written notice thereof, the

Executive may voluntarily terminate his employment and receive the payments and benefits described in paragraph (c) below.

    (c) Benefits. If the Executive terminates his employment under this Section, the Corporation will provide the Executive with the following payments and benefits:

    (1) Salary. A lump sum payment, within 30 days of termination, in an amount equal to the Executive's annual base salary in effect under Section 3.1 on the date of his termination.

    (2) Severance. A lump sum payment, within 30 days of termination, in an amount equal to 100% of the Executive's annual base salary in effect at the time of termination.

(3) Equity Awards/Options/Corporation Stock.

(i)    All stock options, restricted stock and/or other equity-based awards granted to the Executive which vest based on the passage of time which have not yet vested on the date of the Executive’s termination under this Section 6.2 on account of a Reduction Event, will become fully vested on the date of such termination.

(ii)    With respect to all stock options, restricted stock and/or other equity-based awards granted to the Executive which vest based on achievement of performance metrics with respect to which the Executive has not yet vested on the date of Executive’s termination on account of a Reduction Event, will continue in effect, and be eligible for vesting after such termination of employment based on the achievement of the performance metrics to the extent (if any) that the plan or award agreement under which such awards so provides and provided that, for any such awards that do vest after such termination on account of a Reduction Event, the Executive shall be entitled only to the Pro-Rata Performance Amount. The “Pro-Rata Performance Amount” shall be determined in the manner provided for in Section 6.1(c)(2) and 6.1(c)(3) above.

    6.3 Change of Control. If the Executive's employment is terminated on or within 24 months following a Change of Control, as defined under the Change of Control Agreement, the Corporation will provide the Executive with the payments and benefits to which he is entitled under the terms of the Change of Control Agreement. In that regard, however, the parties agree that the intent is that (a) the Executive will be entitled to receive, in respect of an event (for example, but not limited to, any termination without cause) covered by both the Change of Control Agreement and this Agreement, the payment or payments that provide for the greatest amounts; and (b) that there is to be no duplication of payment (for example, in the event of a termination without cause, the Executive would receive either the amounts covered by Section 6.1(a) and 6.1(b) of this Agreement or the amounts provided for in Section 6(d)(i) of the Change of Control Agreement, whichever is greater); provided, however, that any amounts will be payable at the time set forth in the Change in Control Agreement

6.4 Termination for Cause.

    (a) In General. The Corporation may terminate the Executive's employment in the event the Executive does or causes to be done any act that constitutes "cause" for termination. For purposes of this Agreement, "cause" means a material breach by the Executive of this Agreement or any other written agreement between the Corporation and the Executive, gross negligence or willful misconduct in the performance of his duties, dishonesty to the Corporation, a material violation of the Corporation’s Code of Business Conduct and Ethics, or the commission of a felony that results in a conviction in a court of law. Further, the Executive will not be treated as terminated by the Corporation for cause if Executive’s employment is terminated because Executive is unable to perform his duties as a result of physical or mental reasons.

    (b) Obligations. Should the Executive's employment be terminated by the Corporation for cause, (1) the Corporation will pay the Executive his base salary and other compensation under Article 3 of this Agreement that has accrued as of the date of the termination, and (2) any and all stock options, stock appreciation rights (“SARs”), restricted stock, and other incentive and equity-based awards granted to the Executive in which he is not yet vested on the date of such termination will be forfeited and canceled. Notwithstanding the previous sentence, all outstanding stock options and SARs awarded under any plan or agreement, whether vested or unvested, will expire as of the commencement of business on the date of the Executive’s termination for cause.

    6.5 Termination Without Good Reason.

     (a) In General. The Executive is entitled to terminate his employment without good reason at any time.

    (b) Obligations. If the Executive's employment terminates under this Section, (1) the Corporation will pay the Executive his base salary and other compensation under Article 3 of this Agreement that has accrued as of the date of the termination, and (2) any and all stock options, restricted stock and other incentive and equity-based awards granted to the Executive in which the Executive is not vested on the date of termination will be forfeited and canceled.

     6.6 Termination by Notification.

     (a) In General. The Corporation or the Executive may provide notification pursuant to Section 1.3 that the Agreement will not be renewed beyond the Initial Term or any applicable renewal term.

    (b) Obligations. If the Executive's employment terminates under this Section 6.6 as a result of non-renewal by the Corporation, the Corporation will provide the Executive with payments and benefits in accordance with the terms of Section 6.1. If the Executive's employment terminates under this Section 6.6 as a result of non-renewal by the Executive, the Corporation’s obligation will be to provide the Executive with payments and benefits in accordance with the terms of Section 6.5.

     6.7 Options/Corporation Stock.

     (a) Exercise of Options. Except for those options and SARs, if any, that are cancelled upon termination of the Executive's employment, the Executive will continue to have the right to exercise all unexercised options and SARs, including those options and SARs vested in connection with the termination, for a period of twelve months commencing on the later of the date of the Executive's termination or, in the case of options or SARs that vest subsequent to termination based on achievement of performance metrics, the date of vesting. Notwithstanding the foregoing, (i) no option or SAR shall be exercisable after the expiration of its term, and (ii) if it is determined that the extension of the right to exercise an option or SAR for a given period of time would violate Section 409A of the Code, the exercise period of the affected options will be extended only for the maximum period that would not be deemed an extension of a stock right under Section 409A of the Code and related guidance.

    (b) Inconsistent Terms. To the extent that the terms of this Agreement are specifically inconsistent with any provisions in any shareholder or stock option or SARs agreement between the Executive and the Corporation, the terms of this Agreement supersede the terms of any such shareholder or stock option or SARs agreement.

     7. Confidentiality.

    The Executive must not, except as required in the performance of his duties under this Agreement, divulge to any person, at any time during or after the term of his employment with the Corporation, any trade secret of the Corporation, any privileged or confidential information gained as a result of his employment with the Corporation, or any document, writing or other tangible item containing or relating to any such trade secret or privileged or confidential information.

    8. Non-Competition

     8.1 During the term of the Agreement and for a period of 24 months after the later of (a) the termination of the Agreement or (b) the end of the last pay period in respect of which the Executive receives any compensation or other annual incentive pursuant to the Agreement, the Executive agrees that he will not directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any person (except for a one percent interest or less in any publicly traded corporation) or a member of any firm or otherwise, anywhere in the sales territory of the Corporation engage or attempt to engage in any business activity that is the same as, substantially similar to, or directly competitive with the business of the Corporation as conducted by it during the term of this Agreement, or substantially similar to or directly competitive with the related business activities of the ten largest customers of the Corporation, ranked by gross sales, at the time of the termination of the Agreement.

    8.2 During the term of this Agreement and for a period of 24 months from the date of termination of this Agreement for any reason, the Executive agrees that he will not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any person, or member of any firm or otherwise, employ or solicit the employment of any person employed by the Corporation within 24 months prior to the date of the Executive's termination.

     8.3 If the Executive is terminated by the Corporation without cause, the provisions of this Article 8 will be inapplicable.

    9. Rights to Discoveries.

The Executive agrees that all ideas, inventions (whether patentable or unpatentable), trademarks and other developments or improvements conceived, developed or acquired by the Executive, whether or not during working hours, at the premises of the Corporation or elsewhere, alone or with others, that are within the scope of the Corporation's business operations or that relate to any work or projects of the Corporation, are the sole and exclusive property of the Corporation. The Executive agrees to disclose promptly and fully to the Corporation all such ideas, inventions, trademarks or other developments and, at the request of the Corporation, the Executive will submit to the Corporation a full written report thereof regardless of whether the request for a written report is made after the termination of this Agreement. The Executive agrees that during the term of this Agreement and thereafter, upon the request of the Corporation and at its expense, he will execute and deliver any and all applications, assignments and other instruments that the Corporation deems necessary or advisable to transfer to and vest in the Corporation the Executive's entire right, title and interest in and to all such ideas, inventions, trademarks or other developments and to permit and enable the Corporation to apply for and obtain patents or copyright or trademark registrations for any such patentable or copyrightable or trademarkable ideas, inventions, trademarks and other developments, throughout the world. To the extent applicable law provides that any such idea, invention, trademark or other development belongs to the Executive rather than the Corporation, the Executive hereby grants to the Corporation a royalty-free, non-exclusive, worldwide perpetual license to use the idea, invention, trademark or other development for no added consideration other than that given in connection with this Agreement.

10. Documents.

    In addition to the obligations under Articles 7, 8 and 9, the Executive will execute any documents relating to the subject of those Articles as required generally by the Corporation of its executive officers and such documents already executed or executed after the Effective Date will thereby become part of this Agreement. In the case of any inconsistency between such documents and this Agreement, the broader provisions will prevail.

    11. Notices.

    All notices and other communications given pursuant to this Agreement must be in writing and will be deemed given only when (a) delivered by hand, (b) transmitted by email, facsimile, pdf or other form of electronic transmission (provided that a copy is sent at approximately the same time by first class mail), or (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service, to the appropriate party at the address given below for such party (or to such other address designated by the party in writing and delivered to the other party pursuant to this Article 11.

If to the Corporation:
Corporate Secretary
Integer Holdings Corporation
10000 Wehrle Drive
Clarence, New York 14031
Facsimile: 716-759-5672
Email: tmcevoy@greatbatch.com

With a copy to:
Hodgson Russ LLP
Attention: John J. Zak
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, NY 14202
Facsimile: 716-819-4690
Email: jzak@hodgsonruss.com

If to the Executive:
Address on file with the Corporation.

    12. Equitable Relief.

    The Executive acknowledges that the Corporation will suffer damages incapable of ascertainment in the event that any of the provisions of Article 7, 8, 9 or 10 of this Agreement are breached and that the Corporation will be irreparably damaged in the event that the provisions of Articles 7, 8, 9 and 10 are not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of Articles 7, 8, 9 or 10 of this Agreement, the Executive agrees and consents that in addition to any and all other remedies available to the Corporation, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of Articles 7, 8, 9 or 10 of this Agreement. The Executive agrees not to urge in any such action that an adequate remedy exists at law. The Executive consents to jurisdiction in New York and venue in Erie County for purposes of all claims arising under this Agreement.

13. Term of Agreement.

    For the limited purpose of making payments under this Agreement, and not, for example, for purposes of extending the periods referenced in Article 8, this Agreement will not terminate until all payments under the Agreement have been made.

    14. Miscellaneous.

    This Agreement is governed by the internal domestic laws of the State of New York without reference to conflict of laws principles. This Agreement is binding upon and inures to the benefit of the legal representatives, successors and assigns of the parties hereto (provided, however, that the Executive does not have the right to assign this Agreement in view of its personal nature). All headings and subheadings are for convenience only and are not of substantive effect. Except as otherwise specifically provided for herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and writings (or any part thereof) whether oral or written between the parties relating to the subject matter hereof. Except as specifically referenced herein, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. No provision of this Agreement may be waived, modified or amended, orally or by any course of conduct, unless such waiver, modification or amendment is set forth in a written agreement duly executed by both of the parties. If any article, section, portion, subsection or subportion of this Agreement is determined to be unenforceable or invalid, then such article, section, portion, subsection or subportion will be modified in the letter and spirit of this Agreement to the extent permitted by applicable law so as to be rendered valid, and any such determination will not affect the remainder of this Agreement, which is and will remain binding and effective as against all parties hereto.

15. Section 409A Compliance.
(a)    Notwithstanding anything to the contrary in this Agreement, if an amount hereunder is subject to, and not exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the Executive is a Specified Employee on the date of Executive’s separation from service, the Executive will not receive a payment due to separation from service before the date that is six months after the date of Executive’s separation from service, or, if earlier, the Executive’s death after separation from service. In the event a payment must be deferred, the first payment will include an amount equal to the sum of the payments that would have been paid to the Executive but for the payment deferral mandated pursuant to Section 409A(a)(2)(B)(i) of the Code on the first day of the month following the mandated deferral period. In no event will the mandatory deferral period extend beyond a death after separation from service.
(b)    Any reimbursement of expenses or in-kind benefits provided under this Agreement subject to, and not exempt from, Section 409A shall be subject to the following additional rules:  (i) any reimbursement of eligible expenses shall be paid as they are incurred (but not prior to the end of the six-month delay period set forth above, if applicable) and shall always be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expenses were incurred; provided that the Executive first provides documentation of such expenses in reasonable detail not later than sixty (60) days following the end of the calendar year in which the eligible expenses were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(c)    It is intended that all payments under this Agreement be exempt from or comply with Section 409A so as not to subject the Executive to payment of interest or any additional tax under Section 409A. All terms of this Agreement that are undefined or ambiguous must be interpreted in a manner that is consistent with Section 409A if necessary to comply with Section 409A. This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation separation pay exemption of Treas. Reg. §1.409A-1(b)(9)(iii). In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit will be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this Section 15) would result in the Executive’s being subject to the payment of interest or any additional tax under Section 409A of the Code, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Corporation and the Executive. Executive acknowledges and agrees that the Corporation has made no representation to Executive as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that Executive is solely responsible for all taxes due with respect to such compensation and benefits.

[THE SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.

/s/ Thomas J. Hook
Thomas J. Hook

INTEGER HOLDINGS CORPORATION

/s/ Bill R. Sanford
Bill R. Sanford, Chairman of the Board

and

/s/ Peter H. Soderberg
Peter H. Soderberg
Chair, Compensation and Organization Committee

APPENDIX A

Thomas J. Hook Employment Agreement
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Integer Holdings Corporation Incentive and Equity-Based Awards
In Effect as of August 5, 2016
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I. Incentive Plans

Short Term Cash Incentive Plan @100% level (at target).

The stock options, SARs, restricted stock and other equity-based awards granted to the Executive as of January 1, 2016 are set forth on pages 10 and 30-31 of the Corporation’s Proxy Statement dated April 18, 2016.

LTI Program @ 430% level (maximum)